For the six month period ended (a) 10/31/97
File number (c) 811-7167

                          SUB-ITEM 77D
          Policies With Respect to Security Investments

     At  a  meeting of the Board of Directors held
on  October  24, 1997, the Directors approved  and
authorized   a  modification  of  the   investment
policies of the Fund to clarify the definition  of
equity  related  securities  as  including  common
stock, preferred stocks, rights, warrants and debt
securities   or   preferred   stocks   which   are
convertible or exchangeable for common stock or preferred stocks and master limited partnerships, among others.




































     T:\MOSTERBE\N-SARS\EGF\77D.1297.DOC